ETHAN ALLEN INTERIORS INC.

FOURTH AMENDMENT TO

AMENDED AND RESTATED 1992 STOCK OPTION PLAN

This Fourth Amendment to the Amended and Restated 1992 Stock Option Plan (as amended and restated, the “Plan”) of Ethan Allen Interiors Inc. (the “Company”) is dated as of November 14, 2006 (this “Amendment”).

WHEREAS, the Board of Directors (the “Board”) of the Company adopted the Plan on March 23, 1993, to advance the interest of the Company and its subsidiaries, to strengthen the Company’s ability to attract and retain its directors and employees and to provide such directors and employees with an opportunity to acquire an equity interest in the Company;

WHEREAS, the Plan was amended as of November 4, 1996, amended and restated as of October 28, 1997, amended as of December 11, 1998, amended as of December 23, 1999, and amended as of November 17, 2003; and

WHEREAS, the Board approved this Amendment in order to (i) extend the term under which awards can be granted until November 30, 2012, and (ii) increase the total number of shares available for issuance under the Plan to 6,487,867.

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the Plan is hereby amended as follows:

1. Section 4.1 of the Plan is hereby amended by deleting the number “5,490,597” and substituting therefore “6,487,867”.

2. Section 8.2 of the Plan is hereby amended by deleting the date “October 28, 2007” and substituting therefore “November 30, 2012”.

3. Except as herein amended, the Plan shall remain in full force and effect and is ratified in all respects. On and after the effectiveness of this Amendment, each reference in the Plan to “this Plan,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Plan in any other agreements, documents or instruments executed and delivered pursuant to the Plan, shall mean and be a reference to the Plan, as amended by this Amendment.